EXHIBIT 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 ext 1344
TreeHouse Foods, Inc. Reports Second Quarter Results
Westchester, IL, August 10, 2006 — TreeHouse Foods, Inc. (NYSE: THS) today announced that income from continuing operations was $0.21 per diluted share for the quarter ended June 30, 2006, compared to $0.05 per diluted share in the second quarter of 2005. Results for the 2006 quarter include $0.09 per share of expense recognized under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, $0.02 relating to the previously announced closure of the La Junta, CO pickle factory and $0.02 per share relating to purchase accounting adjustments resulting from the previously announced acquisition of the soup and infant feeding (“SIF”) business from Del Monte Foods on April 24, 2006. Results for the second quarter 2005 included expenses of $0.31 per share related to the spin-off of the company from Dean Foods, partially offset by $0.05 in one-time gains from legal settlements and asset sales. Excluding these items, quarterly earnings per share would have increased to $0.34 per share in 2006 compared to $0.31 per share in 2005.
Net sales for the second quarter of 2006 totaled $232.1 million, an increase of 25.5% over the second quarter of 2005 reflecting the additional revenues of soup and infant feeding products. Excluding SIF, revenues increased 2.4%. Pickle revenues increased by 3.7% due to the acquisition of the Oxford Foods book of business in February 2006. Non-dairy powdered creamer sales decreased by .8% as private label gains were offset by branded creamer and ingredient sales declines. Other product sales grew 5.1% due to higher co-pack revenues in our refrigerated business. Gross margin for the second quarter was 20.9% compared to 21.9%, with the decrease resulting from lower overall margins in the soup and infant feeding business compared to the historical business segments. Excluding SIF, gross margins increased by 0.1 percentage point to 22.0%. Operating expenses increased from $31.4 million during the second quarter of 2005 to $34.5 million. This year’s expenses include the addition of the SIF business ($5.1 million), share based compensation expense ($4.4 million), and plant shutdown costs ($1.0 million). Last year’s expenses included costs related to the spin-off of the business from Dean Foods ($9.5 million) and gains relating to asset sales and legal settlements ($2.3 million). After considering these items, operating expenses in the historical business were lower this year compared to last year as 2006 had lower branded marketing expenditures which more than offset higher administrative costs. On a sequential basis, second quarter 2006 operating expenses improved to 14.9% of sales compared to 16.4% in the first quarter of this year due primarily to overhead efficiencies when adding the SIF business.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We continued to increase revenues, adjusted gross margin and operating income in our legacy private label and foodservice businesses. Operating performance improved as a combination of price increases and productivity gains outweighed energy and input cost inflation. The recently acquired soup and infant feeding segment showed strong top line growth, even though the quarter included only nine weeks of their results. We are very pleased with the positive results in the quarter, especially including the addition of such a strategically important acquisition as canned soup.”
SEGMENT RESULTS
Pickle segment net sales for the second quarter increased by approximately $3.5 million from the prior year due to both higher pricing and increased volumes from the book of business acquired from Oxford Foods. These increases offset a baseline volume reduction of 7.0% led by a decline in non-strategic regional brands. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance. Excluding Oxford Foods, our pickle margins remained flat at 14.1%. However, total gross margins in the pickle segment declined from 14.1% to 13.1% due to selling the higher cost inventories and production from Oxford Foods during most of the quarter. Production shifted to our plants late in the quarter so the margin reduction will not recur.
Powder segment sales decreased by .8% compared to a year ago, as volume declines were largely offset by price increases. Adjusted gross margins increased from 15.7% to 18.5% as internal cost savings programs and pricing adjustments offset higher input costs and freight charges.
Soup and Infant Feeding products are new as a result of the acquisition of this business on April 24, 2006. On a comparative basis to last year, revenues increased from $37.6 million to $42.7 million or 13.5% primarily due to our arrangements to co-pack certain products for other food companies. Co-pack revenues are at much lower margins than typical customer revenues, resulting in lower overall margins compared to last year.
OUTLOOK FOR THE REMAINDER OF 2006
“In the second quarter we successfully completed the acquisition of the soup and infant feeding business that opens a new strategic vista for TreeHouse. Additionally, we maintained the discipline and focus necessary to increase revenues and profitability of our legacy private label and food service business,” said Reed. “We have been very pleased with the dedication and commitment shown by our new SIF management team and will continue to focus on integration activities during the balance of 2006. We have seen continued price pressures with a variety of key input costs, but we have managed resourcefully to offset their negative affects. We are confident that we have sufficient plans in place to meet our goals for this year, and as such, are confirming our earlier guidance of earnings per share in the range of $0.86 to $0.91 per share for our full year results.”
CONFERENCE CALL WEBCAST
A webcast to discuss the company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2005 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$232,118	$185,008	$404,842	$351,383
Cost of sales	183,595	144,544	315,929	273,075

Gross profit	48,523	40,464	88,913	78,308
Operating expenses:
Selling and distribution	18,847	16,675	32,897	30,780
General and administrative	14,797	5,662	28,566	9,239
Management fee paid to Dean Foods		1,470		2,940
Other Operating expense, net		7,135		7,279
Amortization expense	845	414	1,309	828

Total operating expenses	34,489	31,356	62,772	51,066

Operating income	14,034	9,108	26,141	27,242
Other (income) expense:
Interest expense, net	3,252	172	3,413	365
Other (income) expense, net	—	(5)	—	(66)

Total other (income) expense	3,252	167	3,413	299

Income from continuing operations before income taxes	10,782	8,941	22,728	26,943
Income taxes	4,182	7,404	8,722	14,024

Income from continuing operations	6,600	1,537	14,006	12,919

Loss from discontinued operations, net of tax	(6)	(256)	(13)	(595)

Net income	$6,594	$1,281	$13,993	$12,324

Weighted average common shares:
Basic	31,145	30,801	31,121	30,801
Diluted	31,231	31,060	31,224	31,060
Basic earnings per common share:
Income from continuing operations	$0.21	$0.05	$0.45	$0.42
Loss from discontinued operations, net of tax	(0.00)	(0.01)	(0.00)	(0.02)

Net income	$0.21	$0.04	$0.45	$0.40

Diluted earnings per common share:
Income from continuing operations	$0.21	$0.05	$0.45	$0.42
Loss from discontinued operations, net of tax	(0.00)	(0.01)	(0.00)	(0.02)

Net income	$0.21	$0.04	$0.45	$0.40

Supplemental Information:
Depreciation and Amortization	6,251	4,125	10,766	8,256
Expense under FAS123R, before tax	4,423	—	9,239	—

Segment Information:
Pickle Segment
Net Sales	98,291	94,798	172,432	168,001
Adjusted Gross Margin	12,877	13,354	24,710	23,621
Adjusted Gross Margin Percent	13.1%	14.1%	14.3%	14.1%

Powder Segment
Net Sales	60,775	61,289	127,613	125,838
Adjusted Gross Margin	11,226	9,614	24,385	20,816
Adjusted Gross Margin Percent	18.5%	15.7%	19.1%	16.5%

Soup & Infant Feeding Segment
Net Sales	42,659	—	42,659	—
Adjusted Gross Margin	4,355	—	4,355	—
Adjusted Gross Margin Percent	10.2%	—	10.2%	—